Exhibit 99.1

Important Sarbanes Oxley Blackout Notice

DATE:	December 1, 2003

TO:	Directors and Officers of Meritage Corporation

FROM:	Meritage Corporation

1.	This notice is to inform you that the Meritage Corporation 401(k) Savings Plan, which contains Meritage Corporation common stock in its trust fund, will be changing its service provider. As a result of the change, the Plan will face a “Blackout Period.”

2.	As a result of these changes, Participants temporarily will be unable to direct or diversify investments in their accounts, obtain a loan from the Plan, or obtain a distribution from the Plan. This period, during which the participants will be unable to exercise these rights otherwise available under the Plan, is called a “Blackout Period.” Whether or not a Participant is planning retirement in the near future, it is encouraged Participants carefully consider how this Blackout Period may affect their retirement planning, as well as their overall financial plan.

3.	The blackout period for the Plan is estimated to begin on December 17, 2003 and end on January 22, 2004.

4.	This notice is provided to you pursuant to Rule 104 of Regulation BTR and Section 306 of the Sarbanes-Oxley Act of 2002. Pursuant to these rules, directors and executive officers may not directly or indirectly purchase, sell or otherwise acquire or transfer any equity security (except for certain defined exempt securities) of Meritage during the Blackout Period. Accordingly, you may not engage in such transactions in Meritage stock during such period of time.

5.	If you have any questions during this notice, you should contact:

Linda Gosselink
8501 East Princess Drive, Suite 290
Scottsdale, Arizona 85255
480-303-6700